FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 29549

CURRENT REPORT

Pursuant to Section 13 of 15(d) of the

Securities Exchange Act of 1934, as amended

Date of Report (Date of earliest event reported): May 27, 2004

GIANT GROUP, LTD.

(Exact name of registrant as specified in its charter)

Delaware	1-4323	23-0622690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9440 Santa Monica Blvd., Suite 407	90210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 273 5678

Item 2. Acquisition or Disposition of Assets.

As previously disclosed in periodic reports filed with the Securities and Exchange Commission (“SEC”), the Company had been in negotiations to acquire five lots in Montana near Yellowstone National Park on which it intends to develop and resell. The Company would deliver 435,000 shares of common stock of Checkers Drive-In Restaurants, Inc. (“Checkers”) in exchange for two of the lots and was negotiating financing of approximately $8.0 million to provide funding for the remaining lots.

On May 27, 2004, the acquisition of the five lots was completed. The Company delivered 435,000 shares of common stock of Checkers Drive-In Restaurants, Inc. (“Checkers”) in exchange for two of the lots. The lots were purchased from a Montana land developer and were previously held by the seller for resale. The shares delivered and the Company’s remaining investment of approximately 543,000 shares of Checkers common stock, approximately 4.5% of Checkers total common shares outstanding, have been registered for resale under the Securities Act of 1933.

One remaining lot was purchased from a land developer, who previously held the lot for resale purposes. The remaining two lots were purchased from two private parties, who previously held the lots for reasons unknown to the Company. GIANT paid approximately $6.1 million from the recent completed financing of $8.0 million. The financing is secured by the Deed of Trust on the five lots and the Company’s remaining shares of Checkers common stock. Under the terms of the financing agreement, the Company is subject to certain covenants, which consist of, but are not limited to, the maintenance of a minimum tangible net worth. Interest will be accrued at 6% per annum on the outstanding borrowings and is first payable on June 30, 2004 and on each following quarter end until June 1, 2006, when the outstanding principal and accrued interest is payable. A one-year extension will be provided if all the loan terms have been satisfied.

Following the acquisition of the five lots and the delivery of the 435,000 shares of Checkers common stock, GIANT’s investment in securities for the purpose of the 1940 Investment Company Act of 1940 (“1940 Act”) is less than 40% of the Company’s total assets, exclusive of cash and government securities. The Company no longer falls within the definition of an investment company under the 1940 Act.

Item 7. Financial Statement and Exhibits.

(a)	Not applicable

(b)	Pro Forma Financial Information

The following unaudited pro forma financial statements are filed with this report:

Statement of Operations and Comprehensive Income (Loss) for the Three-Month Period Ended March 31, 2004	F-1

Balance Sheet at March 31, 2004	F-2

The unaudited pro forma statements of operations for the three months ended March 31, 2004 and the pro forma balance sheet at March 31, 2004, give effect to the following transactions:

•	acquisition by the Company of five lots

•	exchange of , 435,000 shares of Checkers common stock for two lots

•	payment of approximately $6,150 to pay for the remaining three lots from recently obtained financing of $8,000

•	recognition of a gain based on the fair market value, on May 27, 2004, of the shares of Checkers common stock exchanged

•	include effect of stock options in dilutive weighted average shares

The pro forma statements are based on the historical financial statements filed in the Company’s Form 10-Q for the quarterly period ended March 31, 2004 and give effect as if the above transactions occurred on March 31, 2004.

The pro forma statements presented are not necessarily indicative of future results of operations or financial position of the Company. The pro forma statements should be read in conjunction with the Company’s historical financial statements and related notes.

© Exhibits.

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, who is duly authorized.

GIANT GROUP, LTD.
(Registrant)

By	/s/ Pasquale A. Ambrogio
Name:	Pasquale A. Ambrogio
Title:	Chief Financial Officer
Dated:	June 10, 2004

GIANT GROUP, LTD.
PRO FORMA STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Unaudited)
For the three months ended March 31, 2004
(Dollars in thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma

Expenses:
General and administrative	$267			$267
Repricing of stock options	760			760

	1,027	—		1,027

Investment and other income	158	2,953	(b)	3,111

Income (loss) before income tax expense	(869)	2,953		2,084

Income tax expense	—	75	©	75

Net income (loss)	(869)	2,878		2,009

Other comprehensive income (loss), net of income tax:
Unrealized holding gains (losses) on marketable securities during period	1,701	(3,854	)(a)	(2,153)

Comprehensive income (loss)	$832	$(976)		$(144)

Basic net earnings (loss) per common share	$(0.32)			$0.74

Diluted net earnings (loss) per common share	$(0.32)			$0.55

Basic weighted average shares	2,732,000			2,732,000

Diluted weighted average shares	2,732,000	926,000	(d)	3,658,000

(a)	Record the purchase of three tracts of land and related financing, including approximately 543,000 shares of Checkers common stock as collateral for financing.
(b)	Record the exchange of 435,000 shares of Checkers common stock, including gain on exchange, for two tracts of land.
©	Record income tax expense.
(d)	Adjust for dilutive effect of outstanding stock options.

F-1

GIANT GROUP, LTD.
PRO FORMA CONDENSED BALANCE SHEET AT MARCH 31, 2004
(Unaudited)
(Dollars in thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS

Cash and cash equivalents	$1,281	$(12	)(a)	$1,269
Marketable securities	11,882	(11,882	)(a)(b)	—
Receivables, prepaid expenses and deposits	235			235

Total current assets	13,398	(11,894)		1,504

REAL ESTATE HELD FOR DEVELOPMENT AND RESALE		10,568	(a)(b)	10,568
Marketable securities held as collateral		6,597	(a)	6,597
Equipment and leasehold improvements, net	33			33

Total assets	$13,431	$5,271		$18,702

LIABILITIES

Accrued expenses	$138	$22	(a)(b)	$160
Income taxes payable	90	75	©	165

Total curent liabilities	228	97		325

Long-term financing		6,150	(b)	6,150

Total liabilities	228	6,247		6,475

STOCKHOLDERS’ EQUITY

Common stock, $.01 par value; authorized 12,500,000 shares, 6,827,000 issued shares at 3/31/04	69			69
Capital in excess of par value	37,864			37,864
Accumulated other comprehensive income - gains on marketable securities	8,663	(3,854	)(b)	4,809
Accumulated deficit	(4,543)	2,878	(b)	(1,665)

	42,053	(976)		41,077

Less 4,091,000 shares of Common Stock in treasury, at cost	(28,850)			(28,850)

Total stockholders’ equity	13,203	(976)		12,227

Total liabilities and stockholders’ equity	$13,431	$5,271		$18,702

(a)	Record the purchase of three tracts of land and related financing, including approximately 543,000 shares of Checkers common stock as collateral for financing.
(b)	Record the exchange of 435,000 shares of Checkers common stock, including gain on exchange, for two tracts of land.
©	Record income tax expense for gain on exchange of Checkers common stock.
(d)	Adjust for dilutive effect of outstanding stock options.

F-2